UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

                 December 23, 2005
Date of Report (Date of earliest event reported)

                  Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania 19102-2112
(Address of principal executive offices) (Zip Code)

(215) 448-1400
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 23, 2005, we entered into a Credit Agreement with a syndicate of banks, including JPMorgan Chase Bank, N.A. as administrative agent, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, Citicorp North America Inc., as syndication agent, and the other lenders named therein (the “Credit Facility”). The Credit Facility is a new 364-day facility that allows for borrowing of up to $2.3 billion and is unsecured.

If we make a drawdown under the Credit Facility, we may only use the proceeds of the loan:

•
to pay up to $1.8 billion to shareholders of Jefferson-Pilot Corporation (“JP”) in connection with our previously announced merger with JP, which represents the aggregate cash portion of the merger consideration, and/or

•	to repurchase up to $500 million of our common stock.

Loans under the Credit Facility may be made either at a LIBOR rate plus 0.23% or the higher of the Federal Funds rate plus ½ of 1% or JPMorgan Chase’s prime rate. Under the Credit Facility, we are required to pay certain fees, including a facility fee of 0.02% of the aggregate commitment, which fee is payable quarterly in arrears.

If any loans under the Credit Facility are outstanding when we complete any offerings for our debt or capital stock, we must use all of the net proceeds of any such offering to first reduce the loans outstanding prior to using the net proceeds for any other purpose.

The Credit Facility contains customary terms and conditions, including a financial covenant regarding maintenance of a minimum consolidated net worth, and covenants restricting the Company’s ability to incur liens, merge or consolidate with another entity where it is not the surviving entity and dispose of all or substantially all of its assets. Further, the Credit Facility contains customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default. The events of default include payment defaults, covenant defaults, material inaccuracies in representations and warranties, certain cross-defaults, bankruptcy and liquidation proceedings and other customary defaults. Upon an event of default, the Credit Facility provides that, among other things, the commitments may be terminated and the loans then outstanding may be declared due and payable.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Facility, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	The following exhibit is included herewith.

Exhibit 10.1--Credit Agreement, dated as of December 23, 2005, among Lincoln National Corporation, JPMorgan Chase Bank, N.A. as administrative agent, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, Citicorp North America Inc., as syndication agent, and the other lenders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION
By:	/s/Frederick J. Crawford
Name:	Frederick J. Crawford
Title:	Senior Vice President and Chief Financial Officer

Date: December 27, 2005

Exhibit Index

Exhibit Number	Description

10.1
Credit Agreement, dated as of December 23, 2005, among Lincoln National Corporation, JPMorgan Chase Bank, N.A. as administrative agent, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, Citicorp North America Inc., as syndication agent, and the other lenders named therein.